Exhibit 10.1

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is made effective as of September 5, 2018 (the “Effective Date”), and is entered into by and between TANGIERS INVESTMENT GROUP, LLC, a Delaware limited liability company (“Tangiers”), and OROPLATA RESOURCES, INC., a Nevada corporation (the “Company”). For purposes of this Agreement, Tangiers and the Company may be referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.The Company has previously issued to Tangiers the following convertible promissory notes: (i) the convertible promissory note dated February 16, 2017 in the face amount of $250,000 and outstanding principal sum of $156,000 (the “February 2017 Note”) and (ii) the convertible promissory note dated July 25, 2017 in the face amount of $550,000 and outstanding principal sum of $402,600 (the “July 2017 Note, and collectively with the February 2017 Note, the “Notes”).

B.Craig Alford, the former chief executive officer of the Company, previously entered into share purchase agreements (the “Share Purchase Agreements”) with Tangiers whereby Tangiers agreed to purchase 5,600,000 shares of the Company’s common stock (the “Share Purchase Shares”).

C.On February 16, 2017, the Company and Tangiers cancelled 2,000,000 shares of the Share Purchase Shares. For purposes of clarity, as of the date of this Agreement, Tangiers and the Company warrant and represent that 3,600,000 shares of the Share Purchase Shares are in Tangiers’ name. The Company is uncertain as to the validity of the issuance of such Share Purchase Shares and to resolve such uncertainties the Company has requested that the Share Purchase Shares be canceled.

D.The Parties are entering into this Agreement to amend the Notes and to cancel the Share Purchase Shares according to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Extension of Maturity Date. The Notes are hereby amended to extend the Maturity Date (as defined in the Notes) until June 30, 2019.

2.Extension Warrants. As consideration for Tangiers agreeing to extend the Maturity Date, the Company shall issue to Tangiers 2,000,000 five (5) year cashless warrants to purchase shares of the Company’s common stock (“Common Stock”) at an exercise price of $0.10 per share (the “Extension Warrants”).

3.Prepayment of Notes. The Notes are hereby amended to permit the prepayment of the Notes prior to the Maturity Date upon a Qualifying Equity Raise at a price equal to 150% of the then outstanding principal amount of the Notes, plus any accrued interest and fees then owing on the Notes. For purposes of this Section 3, a “Qualifying Equity Raise” means an equity raise by the Company whereby the Company receives gross proceeds of at least two million dollars ($2,000,000) in a single transaction, provided that the actual $2,000,000 may be funded in multiple tranches. The Company shall provide Tangiers with reasonable evidence that the two million dollars ($2,000,000) has been fully funded and, in the event it cannot provide such evidence, it shall not be permitted to prepay the Notes without the consent of Tangiers, which consent may be withheld, delayed or denied in Holder’s sole and absolute discretion. In connection with the closing of any Qualifying Equity Raise, and provided the terms of this Section 3 have been met, the Company shall provide Tangiers with at least ten (10) business days’ notice whereby Tangiers may elect to convert all or part of the Notes prior to prepayment.

4.Maximum Conversion. Beginning on the Effective Date and ending on the Maturity Date, Tangiers shall not be permitted, in any thirty (30) day period, to convert from the outstanding principal and accrued interest on the Notes an amount exceeding the greater of (i) 20% of the total dollar trading volume of the Company’s Common Stock in the last twenty (20) trading days or (ii) one hundred thousand dollars ($100,000).

5.Lock-up of all Conversions. Tangiers agrees not to convert any of the outstanding principal of the Notes or exercise any warrants previously issued to it until thirty (30) days after the Effective Date (the “Lock-up”). In exchange for the Lock-up, the Company shall issue to Tangiers 250,000 five (5) year cashless warrants with an exercise price of $0.15 per share (the “Lock-up Warrants”)

6.Cancellation of the Share Purchase Agreements. Within ten (10) business days of the Effective Date, Tangiers shall return the Share Purchase Shares issued in conjunction with the Share Purchase Agreements to the Company for cancellation. Immediately upon such cancellation, the Company shall issue to Tangiers, in exchange for such cancellation, 3,600,000 five (5) year cashless exercise warrants with an exercise price of $0.01 per share (the “Share Purchase Warrants”).

7.Transfer Agent Letter. Contemporaneously with the execution of this Agreement, the Company shall issue new irrevocable transfer agent instructions covering the Notes and any warrants issued to Tangiers (previously or in connection with this Agreement). Such instructions shall ensure that an amount of Common Stock equal to five times the amount of Common Stock that could be issued to Tangiers under the Notes and Warrants as of the Effective Date is reserved for Tangiers by the Company.

8.Waiver of Restrictions. The conversion restrictions set forth in Section 4 and Section 5 shall terminate upon the occurrence of any of the following events: (a) the closing price of the Company’s Common Stock is below $.06 for five (5) consecutive trading days; (b) the average closing price of the Company’s Common Stock in any twenty (20) day trading period is less than $.10; (c) the closing price of the Company’s Common Stock is above $.40 for five (5) consecutive trading days; or (d) any uncured Event of Default (as defined in the Notes and further defined in Section 10 below) that occurs after the Effective Date.

9.Variable Conversion Price. Upon the occurrence of any of the following events: (a) the closing price of the Company’s Common Stock is below $.06 for five (5) consecutive trading days or (b) the average closing price of the Company’s Common Stock in any twenty (20) day trading period is less than $.10, then Tangiers shall have the right, at its sole option, to immediately adjust the Conversion Price of the Notes to the lower of: (a) the Conversion Price or (b) the Default Conversion Price (as defined in Section 2.00(c) of the Notes).

10.New Warrants. The Extension Warrants, the Share Purchase Warrants, and Lock-up Warrants (the “New Warrants”) shall be subject to mandatory cashless exercise at the request of the Company if the closing price for the common stock is greater than $.30 for twenty (20) consecutive trading days and the Common Stock underlying the New Warrants are eligible for resale by Tangiers pursuant to valid registration statement or may be sold pursuant to Rule 144, provided that such mandatory exercise would not result in Tangiers beneficially owning more than 9.99% of the then total outstanding shares of the Company. A form of the New Warrants is set forth as Exhibit A.

11.Waiver of Default. Tangiers waives all currently outstanding conditions of default and associated default remedies, subject to the terms and conditions contained in Section 9 of this Agreement, in the Notes as of the Effective Date, if any. Furthermore, any and all references in the Notes pertaining to “Right of First Refusal” are hereby removed in their entirety. Lastly, notwithstanding Section 2.00 of the Notes, the Company shall not be in default on of its obligations under the Notes unless it has received written notice of such default from Tangiers and at least ten (10) business days to cure such default, provided, however, in the case of conversion default, the cure period shall only be three (3) business days.

12.Proof of Payments for Claims. Within ten (10) business days of the Effective Date, the Company shall provide supporting documentation that demonstrate that all currently due mining claims held by the Company, including any county fees, have been paid in full.

13.Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Parties relating to the subject matter hereof.

14.Governing Law. California law, without regard to conflict or choice of law principles, shall govern the construction and interpretation of this Agreement.

15.Amendment, Modification and Waiver. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each Party, except that either Party may waive any obligation owed to such Party by the other Party under this Agreement, provided such waiver is in writing. The waiver by either Party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

16.Severability. If any provision of this Agreement as applied to any Party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

18.Binding Effect. This Agreement shall be binding upon and inure to the benefits of the Parties and their respective legal representatives, executors, administrators, successors and assigns provided that no such assignment or transfer shall relieve the Parties from any of their obligations hereunder.

19.Construction. Whenever used in this Agreement, the terms “including,” “include,” “includes” and the like are not intended as terms of limitation, and, hence, shall be deemed to be followed by “without limitation.”

20.No Other Changes to Agreements. Except as amended and/or modified by this Agreement, the Notes and any other Agreements between the Parties (the “Other Agreements”) remain unchanged and in effect. In the event of any conflict between the provisions of this Agreement and the provisions of the Notes and the Other Agreements, the provisions of this Agreement shall prevail. Whether or not specifically amended by the provisions of this Agreement, all of the terms and provisions of the Notes or Other Agreements are hereby amended to the extent necessary to give effect to the purpose and intent of this Agreement.

21.Further Assurances. Each of the Parties shall execute and deliver any and all further documents or instruments and/or do such other acts as the other Parties may deem necessary, desirable or proper to carry out the purposes of this Agreement.

(Signature Page Follows Immediately)

IN WITNESS WHEREOF, the Parties have duly executed this Omnibus Agreement as of the Effective Date.

“THE COMPANY”	“TANGIERS”

Oroplata Resources, Inc., a Nevada corporation By: /s/ Douglas Cole Douglas Cole Chief Executive Officer	Tangiers Investment Group, LLC, a Delaware limited liability company By: /s/ Micheal Sobeck Michael Sobeck Managing Member

Exhibit A

Form of Warrant

(Attached)